June 5, 2008

Board of Directors

Cheetah Consulting, Inc.

6860 Gulfport Blvd. S. No. 161

St. Petersburg, Florida 33707

Re: Registration Statement on Form SB-2 of Cheetah Consulting, Inc.

You have requested our opinion as counsel for Cheetah Consulting, Inc., (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Corporation with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, as to the legality of the 1,350,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company which are being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Articles of Incorporation and amendments thereto;

2. Bylaws, and amendments thereto;
3. The Company's resolutions of the Board of Directors authorizing the issuance of shares; and
4. Such other documents and matters as we have deemed necessary to render the following opinion.

In rendering this opinion, we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing our opinion.

We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

Based upon the foregoing, it is our opinion that each outstanding share of Common Stock registered in this offering is legally issued, fully paid, and non-assessable under Florida law, including the statutory provisions, all applicable provisions of the Florida Constitution and all reported judicial decisions interpreting those laws.

Cheetah Consulting, Inc./Opinion Letter

June 5, 2008

We hereby consent to the use of this opinion in the registration statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Legal Matters” in the registration statement and the prospectus included therein.

Sincerely,

/s/ Diane J. Harrison
 Diane J. Harrison, Esq.